EXHIBIT  3.2


                               STATE  OF  DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION
                                       of
                          SENTRY TECHNOLOGY CORPORATION
  _____________________________________________________________________________

First:          That at a meeting of the Board of Directors of Sentry Technology
Corporation, and in accordance with Section 242 of the Delaware General Corporation Law, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

The resolution setting forth the proposed amendment is as follows:

     Resolved, that the Certificate of Incorporation of this corporation be amended by changing Article Four, Section 1, so that, as amended, said Article and Section shall be and read as follows:

"FOURTH, Section 1. Authorized Capital Stock. The Company is authorized to issue
                    ------------------------
two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 170,000,000 shares, consisting of 160,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, the designations, rights and preferences of which are set forth in Section 2, below."

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the majority stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third:          That  said  amendment  was  duly  adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth:     That  the  capital of said corporation shall not be reduced under or by  reason  of  said  amendment.

                                          SENTRY  TECHNOLOGY  CORPORATION


Dated:  May  24,  2005                    By:     /s/  Peter  J. Mundy
                                                  -----------------------
                                                  Name:  Peter  J.  Mundy
                                                  Title: Secretary